EXECUTION VERSION

_________________________________________________________________

CREDIT AGREEMENT

dated as of September 4, 2008

among

NEUBERGER BERMAN REAL ESTATE SECURITIES INCOME FUND INC.,

STATE STREET BANK AND TRUST COMPANY,

and the other lending institutions party hereto

and

STATE STREET BANK AND TRUST COMPANY

in its capacity as Agent

_________________________________________________________________

(continued)

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3

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SECTION 9.09. Confidential Information	48
SECTION 9.10. USA Patriot Act	48
SECTION 9.11. Interest Rate Limitation	48
SECTION 9.12. Survival	48
SECTION 9.13. Miscellaneous	48

Exhibits:

Exhibit A -	Form of Note
Exhibit B -	Form of Notice of Borrowing
Exhibit C -	Form of Notice of Conversion
Exhibit D -	Form of Borrowing Base Report
Exhibit E -	Form of Assignment and Acceptance

Schedules:

Schedule 1 -	Addresses for Notices, Lending Offices, Commitment Amounts and Commitment Percentages
Schedule 2 -	List of AMPS
Schedule 3 -	Pricing Procedures

4

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of September 4, 2008, by and among NEUBERGER BERMAN REAL ESTATE SECURITIES INCOME FUND INC., a Maryland corporation and a closed-end management investment company (the “Borrower”), the Banks (as hereinafter defined) party hereto from time to time and STATE STREET BANK AND TRUST COMPANY as agent for the Banks (in such capacity, the “Agent”).

The parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS

SECTION 1.01.  Definitions.  The following terms, as used herein, have the following meanings:

“Adjusted Net Assets” means, as at any date of determination, an amount equal to (a) the Asset Value of the Total Assets minus (b) the Total Liabilities that are not Senior Securities Representing Indebtedness. For purposes of calculating the Adjusted Net Assets, the amount of any liability included in Total Liabilities shall be equal to the greater of (i) the outstanding amount of such liability and (ii) the fair market value of all assets pledged or otherwise segregated to secure such liability.

“Adjusted LIBOR Offered Rate” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable LIBOR Offered Rate by (ii) 1.00 minus the LIBOR Reserve Percentage.  The Adjusted LIBOR Offered Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

“Adverse Claim” means any Lien or other right, claim, encumbrance or any other type of preferential arrangement in, of or on any Person’s assets or properties (including the segregation thereof or the deposit thereof to satisfy margin or other requirements) in favor of any other Person other than, in the case of the Borrower, Liens permitted under Section 5.08(a), (b) or (c).

“Affiliate” has the meaning ascribed to the term “Affiliated Person” in the Investment Company Act.

“Aggregate Commitment Amount” means, as of any date, the aggregate of all Commitment Amounts as of such date.  On the Effective Date, the Aggregate Commitment Amount is $240,000,000.

“Agent” has the meaning set forth in the preamble to this Agreement.

“AMPS” means each series of Auction Market Preferred Shares of the Borrower listed on Schedule 2 hereto.

“AMPS Auction Agent” means The Bank of New York Mellon in its capacity as “Auction Agent”, within the meaning of the AMPS Documents as in effect on the Effective Date, for each series of Selected AMPS.

“AMPS Defeasance” has the meaning set forth in Section 4.18(b) hereof.

“AMPS Documents” means, collectively (a) the Borrower’s Articles Supplementary Creating and Fixing the Rights of Auction Preferred Shares, Series A, Series B, Series C and Series D, dated January 27, 2004, (b) the Borrower’s Articles of Amendment dated March 7, 2008, and (c) the Borrower’s Articles Supplementary, effective as of 5:00 p.m. EST on March 7, 2008, in each case as they may be amended, supplemented or otherwise modified from time to time.

“AMPS Redemption” has the meaning set forth in Section 4.18(b) hereof.

“AMPS Redemption Amount” has the meaning set forth in Section 2.02(d) hereof.

“AMPS Redemption Date” has the meaning set forth in Section 2.02(d) hereof.

“AMPS Redemption Notice” has the meaning set forth in Section 2.02(d) hereof.

“Applicable Law” means, with respect to any Person, any Law of any Authority, including, without limitation, all Federal and state banking or securities laws, to which such Person is subject or by which it or any of its property is bound.

“Applicable Lending Office” means, with respect to any Bank, (a) in the case of its Base Rate Loans, its Domestic Lending Office, and (b) in the case of its LIBOR Loans, its LIBOR Lending Office.

“Approved Borrowing Amount” means (a)(i) $5,000,000 or an integral multiple of $1,000,000 in excess thereof, or (ii) with respect to any Loan the proceeds of which will be used to pay the AMPS Redemption Amount of any Selected AMPS, such AMPS Redemption Amount, or (b) such lesser amount as shall be equal to the excess of the Aggregate Commitment Amount over the aggregate outstanding principal balance of all Loans.

“Asset Value” means, as of any day of determination in respect of any asset of the Borrower, the Value of such asset computed in the manner such Value is required to be computed by the Borrower in accordance with the Pricing Procedures and Applicable Law, including, without limitation, the Investment Company Act; provided that:

(a)           the Asset Value of any asset shall be net of the Borrower’s liabilities relating thereto, including without limitation all of the Borrower’s obligations to pay any unpaid portion of the purchase price thereof, and

(b)           when calculating the “Asset Value” of any asset, the Borrower shall calculate such value in good faith in accordance with the Pricing Procedures; provided, further, that (i) with respect any asset that is not valued daily, the Asset Value of such asset shall be deemed zero for purposes of this definition, (ii) with respect to any asset the value of which is not based primarily upon the closing price thereof on an exchange, or the market price therefor determined by one or more pricing services or broker-dealers (other than a pricing service or broker-dealer that is an Affiliate of the Borrower or the Borrower’s investment adviser, or that is otherwise not independent), the Asset Value of such asset shall be deemed zero for purposes of this definition, and (iii) with respect to any asset that is valued higher than either of the following (the “Base Price”): (x) the closing price thereof on an exchange, or (y) the market price therefor determined by one or more pricing services or broker-dealers (other than a pricing service or broker-dealer that is an Affiliate of the Borrower or the Borrower’s investment adviser, or that is otherwise not independent), the Asset Value of such asset shall be deemed to be the Base Price for purposes of this definition.

“Assignee” has the meaning set forth in Section 9.06(c) hereof.

“Assignment and Acceptance” has the meaning set forth in Section 9.06(c) hereof.

“Authority” means any governmental or quasi-governmental authority (including the Financial Industry Regulatory Authority, stock exchanges, the SEC and any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic), whether executive, legislative, judicial, administrative or other, or any combination thereof, including, without limitation, any Federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, board, body, branch, bureau, commission, corporation, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.

“Authorized Signatory” means any duly authorized officer or other authorized Person of the Borrower, provided that the Agent shall have received a manually signed certificate of an officer of the Borrower bearing a manual specimen signature of such officer or other Person and such officer or other Person shall be reasonably satisfactory to the Agent.

“Bank” means each of State Street, each lender named on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.06(c) hereof, and their respective successors.

“Base Rate” means, as of any day, the higher of (a) the annual rate of interest announced from time to time by State Street Bank and Trust Company at its head office in Boston, Massachusetts, as its “prime rate” and (b) a rate per annum equal to 0.95% above the Federal Funds Rate as in effect on that day.

“Base Rate Loans” means Loans bearing interest calculated by reference to the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing Base” means, at the relevant time of reference thereto, an amount equal to the sum of the following items to the extent that they are classified as “assets” on the balance sheet of the Borrower in accordance with Generally Accepted Accounting Principles:

(i)	90% of the aggregate Asset Value of all Tier 1 Debt Securities;
(ii)	80% of the aggregate Asset Value of all Tier 2 Debt Securities;
(iii)	70% of the aggregate Asset Value of all Tier 3 Debt Securities;
(iv)	60% of the aggregate Asset Value of all Tier 4 Debt Securities;
(v)	30% of the aggregate Asset Value of all Tier 5 Debt Securities; and
(vi)	50% of the aggregate Asset Value of all Eligible Equity Securities;

provided, however, that

(1)           if, but for this clause (1), in excess of 20% of the Borrowing Base value of all Tier 1 Debt Securities and Tier 2 Debt Securities in the Borrowing Base would be attributable to a single issuer, the amount of such excess shall not be included in the calculation of the Borrowing Base;

(2)           if, but for this clause (2), in excess of 10% of the Borrowing Base value of all Tier 3 Debt Securities and Tier 4 Debt Securities in the Borrowing Base would be attributable to a single issuer, the amount of such excess shall not be included in the calculation of the Borrowing Base;

(3)           if, but for this clause (3), in excess of 5% of the Borrowing Base value of all Tier 5 Debt Securities in the Borrowing Base would be attributable to a single issuer, the amount of such excess shall not be included in the calculation of the Borrowing Base;

(4)           if, but for this clause (4), in excess of 20% of the Borrowing Base would be attributable to Preferred Securities, the amount of such excess shall not be included in the calculation of the Borrowing Base; and

(5)           if, but for this clause (5), in excess of 38% of the Borrowing Base would be attributable to securities of one or more issuers operating primarily in any one Real Estate Industry Sector, the amount of such excess shall not be included in the calculation of the Borrowing Base.

“Borrowing Base Report” means a Borrowing Base Report for the Borrower signed by an Authorized Signatory of the Borrower and in substantially the form of Exhibit D attached hereto.

“Borrowing Date” means the Domestic Business Day or LIBOR Business Day, as the case may be, on which Loans are advanced hereunder as specified in a Notice of Borrowing delivered pursuant to Section 2.02(a) hereof.

“Calculation Date” has the meaning set forth in Section 5.01(c) hereof.

“Charter Documents” means, collectively, the Borrower’s charter, the AMPS Documents, the Borrower’s Amended and Restated By-laws and all other organizational or governing documents of the Borrower, in each case as amended, supplemented or otherwise modified from time to time.

“Commitment” means the agreement of each Bank, subject to the terms and conditions of this Agreement, to make Loans to the Borrower hereunder.

“Commitment Amount” means, with respect to each Bank, the amount set forth opposite the name of such Bank on Schedule 1 attached hereto, as such amount may be reduced from time to time pursuant to Section 2.08 or 9.06(c) hereof or increased from time to time pursuant to Section 9.06(c) hereof.

“Commitment Percentage” means, with respect to each Bank, the percentage set forth opposite the name of such Bank on Schedule 1 attached hereto (as the same may be amended pursuant to Section 9.06(h)) as such Bank’s percentage of the Aggregate Commitment Amount of all of the Banks.

“Confidential Material” has the meaning set forth in Section 9.09(a) hereof.

“Covered Person” has the meaning set forth in Section 9.03(b) hereof.

“Custodian” means State Street Bank and Trust Company.

“Custody Agreement” means that certain Custody Agreement, dated as of October 28, 2003, between the Borrower and the Custodian, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Debt” of any Person means at any date, without duplication, (a) all obligations of such Person for borrowed money or extensions of credit, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business and payable in accordance with customary practices, (d) all obligations of such Person as lessee which are or should be capitalized in accordance with Generally Accepted Accounting Principles, (e) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed or Guaranteed by such Person, (f) all obligations of such Person under Guarantees, (g) all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, and other similar obligations, (h) all obligations of such Person in respect of judgments, (i) all obligations of such Person in respect of banker’s acceptances and under reverse repurchase agreements, (j) all obligations of such Person in respect of Financial Contracts, and (k) all obligations that are Senior Securities Representing Indebtedness of such Person.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Delinquent Bank” has the meaning set forth in Section 7.10(a) hereof.

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Domestic Business Day” means any day (other than a Saturday or Sunday) on which (a) commercial banks are open for the purpose of transacting business in Boston, Massachusetts and New York, New York and (b) the New York Stock Exchange is open.

“Domestic Lending Office” means, initially, the office of each Bank designated as such on Schedule 1 attached hereto; thereafter such other office of such Bank, if any, located in the United States that shall be making or maintaining Base Rate Loans.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.01 hereof.

“Electronic Platform” means an electronic system for the delivery of information (including, without limitation, documents), such as IntraLinks On-Demand Workspaces™, that may or may not be provided or administered by the Agent or an Affiliate thereof.

“Eligible Debt Securities” means Eligible Securities that are debt securities, including, without limitation, corporate bond obligations; provided that Eligible Debt Securities shall not include any asset that is a direct or indirect participation or subparticipation interest in or assignment or novation of a loan or other extension of credit that is not a corporate bond obligation.

“Eligible Equity Securities” means Eligible Securities that (a) are equity securities, (b) are traded on a major securities exchange, and (c) are priced in Dollars, Canadian Dollars or Pounds Sterling and have a minimum price per share of $8.00 (or the equivalent in Canadian Dollars or Pounds Sterling).

“Eligible Securities” means securities (a) issued by issuers domiciled in the United States, Canada or the United Kingdom, (b) that are publicly traded, (c) that are unrestricted as to sale, (d) that are free and clear of any Adverse Claim, (e) in which the Agent has, for the benefit of the Agent and the Banks, a first priority perfected security interest pursuant to the Security Documents, (f) that are not the subject of a reverse repurchase agreement, dollar roll, securities lending transaction or otherwise segregated to satisfy any obligations with respect thereto, and (g) that are permitted to be purchased or held by the Borrower in accordance with the Prospectus and/or the Investment Policies and Restrictions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means, with respect to the Borrower, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Events of Default” has the meaning set forth in Section 6.01 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, as modified or interpreted by orders of the SEC, or other interpretative releases or letters issued by the SEC or its staff, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Executive Order” has the meaning set forth in Section 4.16.

“Failure” has the meaning set forth in Section 7.10(b).

“Federal Funds Rate” means, for any day, a rate per annum equal to the rate appearing on Bloomberg page BTMM as quoted by Garvin Guy Butler as of 9:30 a.m. (Boston time) as the “Federal Funds Ask Rate” (or, if such page is unavailable, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service), as determined by the Agent from time to time for purposes of providing quotations or, if such rate is not so published, an interest rate per annum equal to the quotation received by the Agent at approximately 9:30 a.m. (Boston time) on such date from a Federal funds broker of recognized standing selected by the Agent in its sole discretion on overnight Federal funds transactions.

“Financial Contract Liability” means, at any time, the net amount of the liability, if any, that a Person has under each Financial Contract to which such Person is a party, in each case determined on a mark-to-market basis in accordance with Generally Accepted Accounting Principles.

“Financial Contracts” means option contracts, options on futures contracts, futures contracts, forward contracts, options on foreign currencies, repurchase agreements, securities lending agreements, when-issued securities, swap, swaption, floor, cap, or collar agreements, other similar arrangements and other obligations that would be, but for the segregation of assets thereof, Senior Securities.

“Fitch” means Fitch Ratings, Inc., or any successor acceptable to all of the Banks and performing substantially the same function.

“Foreign Assets Control Regulations” has the meaning set forth in Section 4.16.

“Foreign Bank” means any Bank that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Generally Accepted Accounting Principles” has the meaning set forth in Section 1.02 hereof.

“Government” means, with respect to any sovereignty, the government or any agency or instrumentality thereof.

“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Authorities.

“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filing, with all Authorities.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness(whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Indebtedness” of any Person means at any date, without duplication, (a) all Debt of such Person, and (b) all Senior Securities issued by such Person.

“Interest Period” means, with respect to each LIBOR borrowing, initially the period commencing on the date of such borrowing and ending one week, or one, two or three months, thereafter, as the Borrower may elect in the applicable Notice of Borrowing, and thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such borrowing and ending on the last day of one of the periods set forth above, as the Borrower may elect in the applicable Notice of Conversion, provided that:

(a)           any Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day unless (except in the case of one week Interest Periods) such LIBOR Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day;

(b)           any Interest Period (other than a one week Interest Period) which begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and

(c)           any Interest Period which would otherwise end after the Termination Date shall instead end on the Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Investment Adviser” means Neuberger Berman Management LLC, a limited liability company organized under the laws of the State of New York.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder, as modified or interpreted by orders of the SEC, or other interpretative releases or letters issued by the SEC or its staff, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to include a reference to any successor statutory or regulatory provision.

“Investment Policies and Restrictions” means, with respect to the Borrower, the material provisions of the Prospectus (as delivered to the Banks on the Effective Date), and other documents dealing with the Borrower’s investment objectives, investment policies and strategies, and investment restrictions, as such objectives, policies, strategies and restrictions may be further amended, supplemented or otherwise modified in accordance with Applicable Law, including without limitation, the Securities Act and the Investment Company Act.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ, of any Authority, or any particular section, part or provision thereof.

“Liabilities” has the meaning set forth in Section 7.05.

“LIBOR Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

“LIBOR Lending Office” means, initially, the office of each Bank designated as such in Schedule 1 hereto; and thereafter such other office of such Bank, if any, that shall be making or maintaining one or more LIBOR Loans.

“LIBOR Loans” means Loans bearing interest calculated by reference to the LIBOR Offered Rate.

“LIBOR Margin” means 0.95%.

“LIBOR Offered Rate” applicable to any Interest Period means the British Banker’s Association official LIBOR fixing for Dollars, for a period to maturity as near as possible to such Interest Period, two LIBOR Business Days before the first day of such Interest Period.  If such  rate is then unavailable, then LIBOR Offered Rate shall mean, for such Interest Period, the rate of interest per annum quoted by the Agent to leading banks in the London interbank market as the rate at which the Agent is offering Dollar deposits in an amount equal to $1,000,000 with a maturity comparable to such Interest Period at approximately 11:00 a.m. (Boston time), two LIBOR Business Days prior to the commencement of such Interest Period.

“LIBOR Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest (statutory or other) or encumbrance of any kind in respect of such asset, or any preference, priority or other security or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing) with respect to such asset, including any agreement (other than this Agreement) preventing a Person from encumbering such asset.

“Loans” means loans made or to be made to the Borrower by the Banks pursuant to Section 2.01 hereof.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents, the fee agreement (if any) described in Section 2.07(b) hereof and any and all other documents and instruments required to be delivered pursuant to this Agreement, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means (a) a material adverse effect on the ability of the Borrower to fully perform its obligations under this Agreement or any of the other Loan Documents, (b) a material adverse effect on the Agent’s right, title and interest, on behalf of itself and the Banks, in the collateral pledged to it pursuant to the Security Documents, or on the rights and remedies of the Agent or any Bank under this Agreement or under any of the other Loan Documents, (c) a material adverse effect on the validity or enforceability of this Agreement or any of the other Loan Documents, (d) a material adverse effect on the business, financial position, condition, operations, assets or properties of the Borrower or the Investment Adviser, or (e) a Default.

“Maximum Amount” means, as at any date of determination, an amount equal to the least of:

(a) the maximum amount of Debt that the Borrower would be permitted to incur pursuant to Applicable Law, including the Investment Company Act,
(b) the maximum amount of Debt that the Borrower would be permitted to incur pursuant to the limitations on borrowings in its Prospectus and the Investment Policies and Restrictions,

(c)           in the event that the Borrower shall have entered into any agreement(s) with any Authority limiting the amount of Debt that the Borrower may create, incur, assume or suffer to exist, the maximum amount of Debt that the Borrower would be permitted to create, incur, assume or suffer to exist pursuant to such agreements, and

(d) the maximum amount of Debt that the Borrower would be permitted to incur without violating Section 5.19 hereof.

in each case, as in effect at such date of determination.

“Moody’s” means Moody’s Investors Services, Inc., or any successor acceptable to all of the Banks and performing substantially the same function.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Note(s)” has the meaning set forth in Section 2.04(b) hereof.

“Notice of Borrowing” has the meaning set forth in Section 2.02(a) hereof.

“Notice of Conversion” has the meaning set forth in Section 2.02(b) hereof.

“Obligations” means all indebtedness, obligations and liabilities of the Borrower to the Banks and the Agent, existing on the date of this Agreement or arising thereafter, direct or indirect, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans to the Borrower or any of the Notes or other instruments at any time evidencing any thereof.

“Participant” has the meaning set forth in Section 9.06(b) hereof.

“Patriot Act” has the meaning set forth in Section 9.10 hereof.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust (or series thereof) or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Preferred Security” means, with respect to an issuer, any equity security issued by such issuer that is preferred as to dividends or distributions, or upon dissolution or other liquidation of such issuer, to any other equity security issued by such issuer.

“Pricing Procedures” means the pricing procedures set forth on Schedule 3 hereto, as such pricing procedures may be amended, restated, supplemented or otherwise modified in accordance with Section 5.04 hereof.

“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than any Authority) including, without limitation, those of shareholders and creditors and those with respect to trademarks, service marks, trade names, copyrights, computer software programs, technical and other know-how.

“Prospectus” means, with respect to the Borrower, the prospectus dated January 27, 2004, and filed with the SEC as part of the Borrower’s registration statement on Form N-2, as amended (or any successor SEC form), and shall include, without limitation, the related statement of additional information included in such registration statement, and all amendments, restatements, supplements and other modifications thereto as of the Effective Date and as the same may be further amended, restated, supplemented or otherwise modified in accordance with Applicable Law, including without limitation, the Securities Act and the Investment Company Act and in accordance with the terms of this Agreement.

“Real Estate Industry Sector” means each of the following: Industrial, Office, Mixed-Industrial/Office, Retail-Shopping Centers, Retail-Regional Malls, Retail-Free Standing, Residential-Apartments, Residential-Manufactured Homes, Diversified, Lodging/Resorts, Health Care, Self Storage, Specialty, Home Financing and Commercial Financing.

“Register” has the meaning set forth in Section 9.06(g) hereof.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time, and all official rulings and interpretations thereunder and thereof.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time, and all official rulings and interpretations thereunder and thereof.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time, and all official rulings and interpretations thereunder and thereof.

“Remaining AMPS” means, as of any date, all of the AMPS other than those AMPS that have been redeemed.

“Replacement Bank” has the meaning set forth in Section 8.05 hereof.

“Representatives” has the meaning set forth in Section 9.09(a) hereof.

“Required Banks” means, at any time, two or more Banks holding at least a majority of the aggregate unpaid principal amount of the Loans at such time or, if no Loans are then outstanding, having at least a majority of the aggregate Commitment Amounts then in effect; provided that at any time that there are two or fewer Banks, “Required Banks” means all of the Banks, provided further that for purposes of determining Required Banks, each Delinquent Bank (including, without limitation, its Commitment Amount and Loans) shall be disregarded for so long as such Bank remains a Delinquent Bank.

“Revolving Credit Period” means the period from and including the Effective Date to but excluding the Termination Date.

“S&P” means Standard & Poor’s, a division of The McGraw Hill Companies, Inc., or any successor acceptable to all the Banks and performing substantially the same function.

“SEC” means the Securities and Exchange Commission or any other governmental authority of the United States of America at the time administering the Securities Act, the Investment Company Act or the Exchange Act.

“SEC Notice” has the meaning set forth in Section 2.02(d) hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, as modified or interpreted by orders of the SEC, or other interpretative releases or letters issued by the SEC or its staff, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Security Agreement” means that certain Security Agreement, dated as of the date hereof, among the Borrower, the Custodian and the Agent, on behalf of itself and the Banks, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” means, collectively, the Security Agreement and all other instruments and documents, including, without limitation, Uniform Commercial Code financing statements, required to be executed or delivered pursuant to the Security Agreement or under Applicable Law.

“Selected AMPS” has the meaning set forth in Section 2.02(d) hereof.

“Senior Security” has the meaning set forth in the first sentence of Section 18(g) of the Investment Company Act.

“Senior Securities Representing Indebtedness” has the meaning set forth in the first sentence of Section 18(g) of the Investment Company Act.

“Specified Materials” means, collectively, all materials or information provided by or on behalf of the Borrower, as well as documents and other written materials relating to the Borrower or any of its Subsidiaries or Affiliates or any other materials or matters relating to the Loan Documents (including, without limitation, any amendment, restatement, supplement or other modification thereto).

“State Street” means State Street Bank and Trust Company in its capacity as a Bank hereunder.

“Subsidiary” means, with respect to a Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Temporary Liens” means Liens securing obligations not in excess of $1,000 in the aggregate that, in each case, are extinguished on or before October 7, 2008.

“Termination Date” means September 4, 2011, or such earlier date on which the Commitments terminate or are terminated pursuant to the terms hereof.

“Threshold Amount” means, as of any date, an amount equal to 0.50% of the Borrower’s net assets applicable to all common and preferred stockholders thereof.

“Tier 1 Debt Securities” means Eligible Debt Securities which are rated A1 or better by S&P and P1 or better by Moody’s.

“Tier 2 Debt Securities” means Eligible Debt Securities which (1) are rated BBB- or better by S&P and Baa3 or better by Moody’s, and (2) are not Tier 1 Debt Securities.

“Tier 3 Debt Securities” means Eligible Debt Securities which (1) are rated BB- or better by S&P and Ba3 or better by Moody’s, and (2) are not Tier 1 Debt Securities or Tier 2 Debt Securities.

“Tier 4 Debt Securities” means Eligible Debt Securities which (1) are rated B- or better by S&P and B3 or better by Moody’s, and (2) are not Tier 1 Debt Securities, Tier 2 Debt Securities or Tier 3 Debt Securities.

“Tier 5 Debt Securities” means Eligible Debt Securities which (1) are rated CCC- or better by S&P and Caa3 or better by Moody’s, and (2) are not Tier 1 Debt Securities, Tier 2 Debt Securities, Tier 3 Debt Securities or Tier 4 Debt Securities.

“Total Assets” means, at any date, all assets of the Borrower which in accordance with Generally Accepted Accounting Principles would be classified as assets upon a balance sheet of the Borrower prepared as of such date, valued in accordance with the Pricing Procedures, provided, however, that Total Assets shall not include (a) equipment, (b) securities owned by the Borrower which are in default (except to the extent that the Borrower is required or permitted to attribute a value thereto pursuant to the Investment Company Act, the Prospectus and the Investment Policies and Restrictions) or determined to be worthless pursuant to any policy of the Borrower’s board of directors, and (c) deferred organizational and offering expenses.

“Total Liabilities” means, at any date, the sum of all liabilities of the Borrower which in accordance with Generally Accepted Accounting Principles would be classified as liabilities upon a balance sheet of the Borrower prepared as of such date, plus, without duplication, the aggregate amount of the Borrower’s Debt and Financial Contract Liability, provided, however, that Total Liabilities shall not include any liquidation preference of any Preferred Security issued by the Borrower.

“Trading with the Enemy Act” has the meaning set forth in Section 4.16 hereof.

“Valuation Report” means a report by the Borrower, as of the close of business on a particular date, listing each security and other investment of the Borrower and the value thereof.

“Value” has the meaning assigned to such term in Section 2(a)(41) of the Investment Company Act.

SECTION 1.02.     Accounting Terms and Determination.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with Generally Accepted Accounting Principles as in effect from time to time in the United States of America (“Generally Accepted Accounting Principles”), applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited financial statements of the Borrower delivered to the Banks hereunder.

ARTICLE II.
THE CREDIT

SECTION 2.01.     Commitments to Lend.  Subject to the terms and conditions set forth in this Agreement, each of the Banks severally agrees to make Loans to the Borrower, from time to time during the Revolving Credit Period, upon notice by the Borrower to the Agent given in accordance with Section 2.02(a) hereof, up to a maximum aggregate principal amount outstanding at any one time equal to such Bank’s Commitment Amount, provided that the aggregate principal amount of all Loans outstanding (i) shall not exceed at any time the lesser of (a) the Borrowing Base and (b) the Aggregate Commitment Amount; and (ii) shall not cause the Borrower to have an aggregate amount of Debt outstanding that is in excess of the Maximum Amount, in each case in effect at such time.  Each borrowing under this Section shall be in an aggregate principal amount equal to an Approved Borrowing Amount, and shall be made from the several Banks pro rata in accordance with each Bank’s Commitment Percentage.  Each Loan shall mature and become due and payable as provided in Section 2.05 hereof.

SECTION 2.02.     Notice of Borrowings.  (a) The Borrower shall give the Agent (X) a notice substantially in the form of Exhibit B attached hereto (a “Notice of Borrowing”) not later than 1:00 p.m. (Boston time) (or telephonic notice not later than 1:00 p.m. (Boston time) confirmed in writing substantially in the form of Exhibit B attached hereto not later than 2:00 p.m. (Boston time)) (i) on the Domestic Business Day of each proposed borrowing of a Base Rate Loan and (ii) on the third LIBOR Business Day before each proposed borrowing of a LIBOR Loan, in each case (I) specifying (1) the date of such borrowing, which shall be a Domestic Business Day in the case of a Base Rate Loan or a LIBOR Business Day in the case of a LIBOR Loan, (2) whether such borrowing shall be of a Base Rate Loan or a LIBOR Loan, (3) the aggregate principal amount of such borrowing, and (4) in the case of a LIBOR Loan, the Interest Period therefor (which shall comply with Section 2.02(c) hereof), and (II) if all or any portion of the proceeds of any Loan requested thereby will be used to pay all or any portion of the redemption price of any AMPS, such Notice of Borrowing will comply with Section 2.02(d) hereof, and (Y) a duly completed Borrowing Base Report not later than 2:00 p.m. (Boston time) on the date of the proposed borrowing of the requested Loan, prepared as of the close of business on the Domestic Business Day immediately preceding such date.  Each Notice of Borrowing shall constitute a representation and warranty by the Borrower that the conditions set forth in Section 3.02(c), (d) and (e) have been satisfied on the date of such notice and will be satisfied on the date of such borrowing.

(b)           The Borrower may elect from time to time to convert any outstanding Base Rate Loan or LIBOR Loan to a Loan of the other type, or to roll over any outstanding

LIBOR Loan upon the expiration of an Interest Period with respect thereto, by giving a notice to the Agent substantially in the form of Exhibit C attached hereto (a “Notice of Conversion”) (or telephonic notice confirmed in a writing substantially in the form of Exhibit C attached hereto), provided that (i) with respect to any conversion into or rollover of a LIBOR Loan, the Notice of Conversion shall be given within the time period for the giving of a Notice of Borrowing for a LIBOR Loan as set forth in Section 2.02(a), (ii) no Loan may be converted into or rolled over as a LIBOR Loan (1) except in compliance with Section 2.02(c) hereof, or (2) if an Event of Default has occurred and is continuing (in which case such Loan shall automatically become a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Event of Default), (iii) a LIBOR Loan may be converted into a Base Rate Loan or rolled over as a LIBOR Loan only on the last day of the Interest Period applicable thereto, and (iv) if the Borrower fails to give a timely Notice of Conversion for a LIBOR Loan, the Borrower shall be deemed to have elected to continue such Loan as a LIBOR Loan having a one month Interest Period from the last day of the Interest Period applicable thereto.  Conversions to and from LIBOR Loans shall be in such amounts and pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all LIBOR Loans having the same Interest Period shall not be less than the Approved Borrowing Amount.

(c)           The Borrower may not elect an Interest Period for a new LIBOR Loan, or continue or convert a Loan as a LIBOR Loan, if immediately after giving effect thereto there would be more than eight different Interest Periods.

(d)           If, with respect to any Notice of Borrowing, all or any portion of the proceeds of any Loan requested thereby will be used to pay all or any portion of the redemption price of any AMPS, such Notice of Borrowing shall (1) specify (A) the series and number of shares of such AMPS (the “Selected AMPS”), (B) the Domestic Business Day upon which such Selected AMPS are to be redeemed, which date shall be the same date as the date of such requested borrowing (with respect to such Selected AMPS, the “AMPS Redemption Date”), (C) the aggregate liquidation preference of such AMPS, and (D) the aggregate amount required to be paid to the AMPS Auction Agent on such AMPS Redemption Date, in accordance with the AMPS Documents as in effect on the Effective Date, to defease such Selected AMPS (with respect to such Selected AMPS, the “AMPS Redemption Amount”), (2) contain a certification that the Borrower or the AMPS Auction Agent has (A) delivered to each holder of such Selected AMPS a notice of redemption with respect to such Selected AMPS in accordance with the AMPS Documents (with respect to such Selected AMPS, the “AMPS Redemption Notice”), and (B) delivered to the SEC a notice pursuant to Rule 23c-2 under the Investment Company Act of the Borrower’s intention to redeem all of such Selected AMPS in accordance with the terms of such AMPS Redemption Notice (with respect to such Selected AMPS, the “SEC Notice”), and (3) attach (A) a true and complete copy of such AMPS Redemption Notice and such SEC Notice, and (B) a letter agreement, in form and substance satisfactory to the Agent, executed by the AMPS Auction Agent, relating to the use of such Loan proceeds.

SECTION 2.03.     Notice to Banks; Funding of Loans.  (a) Upon receipt of a Notice of Borrowing or an oral request for a borrowing in accordance with Section 2.02(a), the Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share (based on Commitment Percentages) of such borrowing.  Such Notice of Borrowing or oral request shall not thereafter be revocable by the Borrower and shall obligate the Borrower to accept the Loans requested from the Banks on the date of such borrowing.

(b)           Not later than 2:00 p.m. (Boston time) on the Borrowing Date of each borrowing, each Bank shall make available its share of such borrowing, in Federal or other funds immediately available in Boston, to the Agent at its address referred to in Section 9.01.  Unless the Agent determines that any applicable condition specified in ARTICLE III has not been satisfied or waived, the Agent will make its share of such borrowing and the funds so received from the other Banks available to the Borrower at the Agent’s aforesaid address, on the date of the borrowing.  The failure or refusal of any Bank to make available to the Agent as provided herein its share of any borrowing shall not relieve any other Bank from its several obligations hereunder.

(c)           If any Bank makes a new Loan hereunder on a day on which the Borrower is to repay the principal amount of an outstanding Loan to such Bank, the Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by the Agent as provided in clause (a) or remitted by the Borrower to the Agent for the account of such Bank as provided in Section 2.09 hereof, as the case may be.

(d)           Unless the Agent shall have received notice from a Bank prior to any date of a borrowing that such Bank will not make available to the Agent such Bank’s share of such borrowing, the Agent may assume that such Bank has made such share available to the Agent on such date in accordance with clause (b) of this Section and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and the Borrower severally agree to repay to the Agent, within three days after demand by the Agent, such amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable thereto pursuant to Section 2.06 hereof and (ii) in the case of such Bank, the Federal Funds Rate.  If such Bank shall repay to the Agent such amount, such amount so repaid shall constitute such Bank’s Loan included in such borrowing for purposes of this Agreement.  The provisions of this Section 2.03(d) shall not relieve any such Bank from any liability to the Borrower.

SECTION 2.04.     Loan Accounts; Notes; Records.  (a) The Loans made by each Bank to the Borrower shall be evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business.  The Borrower irrevocably authorizes each Bank to make or cause to be made, at or about the date of each Loan or at the time of receipt of any payment of principal of each Loan, an appropriate notation on its loan accounts or records, including computer records, reflecting the making of such Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Loans set forth in any such loan accounts or records, including any computer records, maintained by a Bank with respect to the Loans made by it shall be prima facie evidence of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on any such loan account or record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the other Loan Documents to make payments of principal of and interest on the Loans when due.

(b)           The Borrower hereby agrees that if, in the opinion of any Bank, a promissory note or other evidence of debt is required, appropriate or desirable to reflect or enforce the obligations of the Borrower resulting from the Loans made, or to be made, by such Bank, then, upon request of such Bank, the Borrower shall promptly execute and deliver to such Bank, a promissory note (each, a “Note” and, collectively, the “Notes”) substantially in the form of Exhibit A attached hereto, payable to such Bank in an amount equal to such Bank’s Commitment Amount or, if less, the aggregate unpaid principal amount of such Bank’s Loans, plus interest thereon as provided below, provided, that as a condition to issuing any Note in replacement of a previously issued Note that has been lost, the Borrower may require an indemnity with respect to lost instruments from such Bank, in form and substance satisfactory to the Borrower and its counsel.

(c)           The Agent’s records with respect to the Loans, the interest rates applicable thereto, each payment by the Borrower of principal and interest on the Loans and fees, expenses and any other amounts due and payable in connection with this Agreement and the other Loan Documents shall be prima facie evidence of the amount of the Loans and the amount of principal and interest paid by the Borrower in respect of the Loans and as to the other information relating to the Loans and amounts paid and payable by the Borrower hereunder and under the other Loan Documents.

SECTION 2.05.     Mandatory Payments; Optional Prepayments.  (a) Each Loan shall mature, and the principal amount thereof shall be due and payable, on the Termination Date.  The Borrower promises to pay on the Termination Date, and there shall become absolutely due and payable on the Termination Date, all of the Loans outstanding on such date, together with all accrued and unpaid interest thereon and other amounts outstanding hereunder.

(b)           If at any time the aggregate principal amount of Loans outstanding exceeds the Borrowing Base, the Borrower shall, within one (1) Domestic Business Day, (i) prepay such principal amount of one or more Loans (together with accrued interest thereon and, in the case of LIBOR Loans, the amount, if any, payable pursuant to Section 8.06), (ii) cause additional securities to qualify for inclusion in the Borrowing Base, or (iii) both, as may be necessary so that the aggregate outstanding principal balance of the Loans no longer exceeds the Borrowing Base.

(c)           If at any time the aggregate principal amount of all outstanding Debt of the Borrower exceeds the Maximum Amount, the Borrower shall immediately prepay such principal amount of one or more Loans (together with accrued interest thereon and, in the case of LIBOR Loans, the amount, if any, payable pursuant to Section 8.06) and, thereafter, such principal amount of other Debt, as may be necessary so that immediately after such prepayment the aggregate outstanding principal amount of all such Debt does not exceed the Maximum Amount.

(d)           If at any time the aggregate principal amount of Loans outstanding to the Borrower exceeds the Aggregate Commitment Amount, the Borrower shall immediately prepay such principal amount of one or more Loans (together with accrued interest thereon and, in the case of LIBOR Loans, the amount, if any, payable pursuant to Section 8.06) as may be necessary to eliminate such excess.

(e)           The Borrower may, with notice to the Agent no later than 11:30 a.m.  (Boston time) on the Domestic Business Day of such payment in the case of Base Rate Loans and upon at least three LIBOR Business Days’ notice in the case of such payment of LIBOR Loans (in either case, which notice shall not thereafter be revocable by the Borrower), prepay any Loans in whole at any time, or from time to time in part in an aggregate principal amount not less than $5,000,000 or in larger integral multiples of $1,000,000, by paying the principal amount to be prepaid (together with accrued interest thereon to the date of prepayment and, in the case of LIBOR Loans, the amount, if any, payable pursuant to Section 8.06).  Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such borrowing.

(f)           If the Borrower prepays all or any portion of the principal amount of any LIBOR Loan on any day other than the last day of the Interest Period relating thereto, such prepayment shall include the amounts, if any, payable pursuant to Section 8.06.

(g)           Upon receipt of a notice of prepayment pursuant to clause (e), the Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share of such prepayment.

(h)           Subject to the satisfaction of the conditions set forth in Section 3.02, Loans prepaid prior to the Termination Date may be reborrowed prior to the Termination Date.

SECTION 2.06.     Interest Rates.  (a) Subject to Section 2.06(c), each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for the period commencing with the date such Loan is made up to but not including the date such Loan is repaid in full, at a rate per annum equal to the Base Rate as in effect from time to time.  Accrued and unpaid interest on each Base Rate Loan shall be payable in arrears on the first day of each calendar month and on the Termination Date.

(b)           Subject to Section 2.06(c) and ARTICLE VIII, each LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the period commencing with the date such LIBOR Loan is made or continued through but excluding the last day of the Interest Period applicable thereto, at a rate per annum equal to the sum of the LIBOR Margin plus the applicable Adjusted LIBOR Offered Rate.  Interest on each LIBOR Loan shall be payable on the last day of the Interest Period in effect with respect thereto and on the Termination Date.

(c)           All overdue amounts payable under the Loan Documents (including, without limitation, any overdue principal of the Loans (whether at stated maturity, by acceleration or otherwise), any overdue interest on the Loans and any overdue fees) shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but not including the date of actual payment, at a rate per annum equal to the sum of two percent (2%) above the Base Rate until such amount shall be paid in full (after as well as before judgment).  Notwithstanding anything to the contrary in this Section 2.06, upon either (A) notice by the Agent to the Borrower during the continuance of an Event of Default, or (B) the occurrence of an Event of Default under Section 6.01(g) or (h), the outstanding principal balance of the Loans shall bear interest at a rate per annum equal to the greater of (i) two percent (2%) above the rate of interest otherwise applicable to such Loans pursuant to this Section 2.06 or (ii) two percent (2%) above the Base Rate.

(d)           The Agent shall determine the interest rate applicable to the Loans hereunder and its determination thereof shall be conclusive and binding for all purposes in the absence of manifest error.

SECTION 2.07.     Fees.  (a)  During the Revolving Credit Period, the Borrower shall pay to the Agent for the account of each Bank a facility fee at the rate of 0.35% per annum of such Bank’s Commitment Amount.  Such facility fee shall accrue from and including the Effective Date to but excluding the Termination Date.  Accrued facility fees payable hereunder shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first such day after the Effective Date, and on the Termination Date.

(b)           On the Effective Date and thereafter on a per annum basis, the Borrower shall pay to the Agent, for its own account, an administrative agent fee as may have been agreed upon separately between the Borrower and the Agent.

(c)           On the Effective Date, the Borrower shall pay to the Agent for the account of each Bank a non-refundable up-front fee equal to 0.20% of such Bank’s Commitment Amount.

SECTION 2.08.     Termination and Reduction of Commitments.  (a) Each Bank’s Commitment Amount permanently shall reduce to $0 and each Bank’s Commitment shall terminate on the Termination Date.

(b)           Subject to Section 2.05(d) and Section 2.08(d) hereof, during the Revolving Credit Period, the Borrower may, upon at least three (3) Domestic Business Days’ prior written notice to the Agent, (i) terminate the Commitments at any time, or (ii) reduce from time to time the Aggregate Commitment Amount by an aggregate amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof (provided that immediately after giving effect to any such termination and each such reduction, the aggregate outstanding principal balance of the Loans would not exceed the Aggregate Commitment Amount), whereupon the Commitment Amounts of each of the Banks shall be reduced pro rata in accordance with their Commitment Percentage of the amount specified in such notice or, as the case may be, each Bank’s Commitment shall be terminated.  Promptly after receiving any notice of the Borrower delivered pursuant to this Section, the Agent will notify the Banks of the substance thereof.  Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Banks the full amount of any facility fee then accrued on the amount of the reduction.  No reduction in the Commitment Amounts or termination of the Commitments may be reinstated.

(c)           In the event that on December 5, 2008, the Borrower shall not have redeemed AMPS having an aggregate liquidation preference of $200,000,000 or more with proceeds of the Loans, the Aggregate Commitment Amount shall be reduced automatically and permanently to $200,000,000.

(d)           In the event that the Aggregate Commitment Amount is reduced in whole or in part, or terminated, prior to the Termination Date, the Borrower shall on the date thereof pay to the Agent for the account of each Bank, an amount equal to (i) the excess of (1) such Bank’s Commitment Amount immediately before giving effect thereto, over (2) such Bank’s Commitment Amount immediately after giving effect thereto, multiplied by (ii)(1) 0.00% in the event such reduction or termination occurs prior to the first anniversary of the Effective Date, (2) 0.30% in the event such reduction or termination occurs on or after the first anniversary of the Effective Date, but prior to the second anniversary of the Effective Date, and (3) 0.15% in the event such reduction or termination occurs on or after the second anniversary of the Effective Date, but prior to the third anniversary of the Effective Date.

SECTION 2.09.     General Provisions as to Payments.  (a) The Borrower shall make each payment of principal and interest on the Loans and of fees hereunder and all other amounts due hereunder not later than (i) in the event that there is only one Bank (which is also the Agent), 3:00 p.m. (Boston time), and (ii) in all other events, 12:00 Noon (Boston time)), on the date when due, in Dollars and in Federal or other funds immediately available, to, except as otherwise expressly provided herein, the Agent at its address referred to in Section 9.01.  The Agent shall promptly distribute to each Bank its appropriate share of each such payment received by the Agent for the account of the Banks.  Whenever any payment of principal of, or interest on, Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day and interest shall accrue during such extension.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b)           Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may (but it shall not be required to), in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due to such Bank.  If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

(c)           All payments by the Borrower hereunder and under any of the other Loan Documents shall be made in Dollars without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower.  The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

(d)           Notwithstanding anything to the contrary contained in clause (c) of this Section 2.09, the Borrower will not be required to make any additional payment to or for the account of any Bank under clause (c) by reason of (i) a breach by such Bank of any certification or representation set forth in any form furnished to the Borrower under Section 2.11 or (ii) such Bank’s failure or inability to furnish under Section 2.11 an original or an extension or renewal of any form required under Section 2.11, unless such Bank is exempt from furnishing such form pursuant to Section 2.11.

SECTION 2.10.     Computation of Interest and Fees.  All interest and fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

SECTION 2.11.     Withholding Tax Exemption.  Any Foreign Bank that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, each Bank, if requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, each Foreign Bank shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Bank is legally entitled to do so), whichever of the following is applicable:

(i)           duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI;

(iii)           in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Bank is not (A) a “bank” within the meaning of section

881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN; or

(iv)           any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

ARTICLE III.
CONDITIONS

SECTION 3.01.     Effectiveness.  This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05 hereof):

(a)           receipt by the Agent of counterparts hereof signed by each of the parties hereto;

(b)           receipt by the Agent for the account of each Bank, if requested by such Bank, of a duly executed Note dated on or before the Effective Date complying with the provisions of Section 2.04;

(c)           receipt by the Agent of (1) the Security Agreement signed by the Borrower, and (2) (i) a perfection certificate from the Borrower in form and substance reasonably satisfactory to the Agent, (ii) copies of the results of current UCC lien searches (or the equivalent in the applicable jurisdictions), such results to be in form and substance reasonably satisfactory to the Agent; (iii) authorizations to file UCC financing statements (or the equivalent in the applicable jurisdictions), with such financing statements to be in form and substance reasonably satisfactory to the Agent, and (iv) such other documents, instruments and/or agreements the Agent may reasonably require to perfect its security interest in the Collateral (as defined in the Security Agreement) in the relevant jurisdictions;

(d)           receipt by the Banks of the legal opinion of K&L Gates LLP, counsel for the Borrower, covering such matters relating to the transactions contemplated hereby as the Banks may reasonably request;

(e)           receipt by the Agent of a certificate manually signed by an officer of the Borrower which is satisfactory to the Banks to the effect set forth in clause (d) and, if the Borrower is submitting a Notice of Borrowing on the Effective Date, clauses (b) and (c), of Section 3.02, such certificate to be dated the Effective Date and to be in form and substance reasonably satisfactory to the Agent;

(f)           receipt by the Agent of a manually signed certificate from the Secretary or Assistant Secretary of the Borrower in form and substance reasonably satisfactory to the Agent and dated the Effective Date as to the incumbency of, and bearing manual specimen signatures of, the Authorized Signatories who are authorized to execute and take actions under the Loan

Documents for and on behalf of the Borrower, and certifying and attaching copies of (i) Charter Documents, with all amendments, restatements, supplements or other modifications thereto, (ii) the resolutions of the Borrower’s Board of Directors authorizing the transactions contemplated hereby, (iii) the Prospectus and such material as accurately and completely sets forth all Investment Policies and Restrictions not reflected in the Prospectus, (iv) the investment management agreement between the Borrower and the Investment Adviser as then in effect, along with any other investment management or submanagement agreements to which the Borrower is a party as then in effect, (v) the Custody Agreement and (vi) the Borrower’s Annual Report to Shareholders for the fiscal year ended October 31, 2007;

(g)           receipt by the Agent of a legal existence and good standing certificate for the Borrower from the State of Maryland Department of Assessments and Taxation, dated as of a recent date;

(h)           receipt by the Agent of a copy of the articles of incorporation of the Borrower, with all amendments, restatements, supplements or other modifications thereto, certified by the State of Maryland Department of Assessments and Taxation;

(i)           the Agent shall have completed its due diligence review, including but not limited to satisfactory review of the terms of the Borrower’s existing auction rate preferred stock and the terms of the Borrower’s redemption thereof, and the results of any such due diligence review are satisfactory in form and substance to the Agent and its counsel;

(j)           receipt by the Agent of all documents, opinions and instruments it may reasonably request prior to the execution of this Agreement relating to compliance with applicable rules and regulations promulgated by the Federal Reserve Board and other governmental and regulatory authorities, the existence of the Borrower, the authority for and the validity and enforceability of this Agreement and the Notes, if any, and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Agent; and

(k)           receipt by the Agent of payment of all (i) reasonable out-of-pocket expenses (including reasonable fees and disbursements of special counsel for the Agent) then payable hereunder to the extent the Borrower shall have been invoiced therefor at least two Domestic Business Days prior to the Effective Date, and (ii) fees then payable hereunder;

provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than September 30, 2008.  The Agent shall promptly notify the Borrower and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

SECTION 3.02.     All Borrowings.  The obligation of each Bank to make a Loan on the occasion of any borrowing is subject to the satisfaction of the conditions precedent set forth in Section 3.01 (or such conditions being waived in accordance with Section 9.05) and the satisfaction of the following conditions:

(a)           receipt by the Agent of a Notice of Borrowing as required by Section 2.02(a)(X), along with all documents and information it may reasonably request to establish compliance with applicable rules and regulations promulgated by the Federal Reserve Board, and receipt by such Bank of all such documents and instruments from the Agent;

(b)           receipt by the Agent of a Borrowing Base Report as required by Section 2.02(a)(Y);

(c)           the fact that, immediately after such borrowing, the aggregate outstanding principal amount of the Loans (i) will not exceed the lesser of (A) the Borrowing Base and (B) the Aggregate Commitment Amount as in effect on such date; and (ii) will not cause the aggregate amount of the Borrower’s outstanding Debt to exceed the Maximum Amount;

(d)           the fact that, immediately before and after such borrowing, no Default shall have occurred and be continuing;

(e)           the fact that the representations and warranties of the Borrower contained in this Agreement and the other Loan Documents shall be true on and as of the date of such borrowing and with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(f)           with respect to that particular Bank only, no change shall have occurred in any law or regulation thereunder or interpretation thereof (other than a Failure) that in the opinion of that Bank would make it illegal for that Bank to make such Loan.

Each borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such borrowing as to the facts specified in clauses (c), (d) and (e) of this Section.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

SECTION 4.01.     Existence and Power; Investment Company.  (a)  The Borrower is a corporation under the laws of the State of Maryland.  The Borrower is duly organized, validly existing and in good standing under the laws of the State of Maryland and has all corporate powers and all authorizations and approvals required to carry on its business as now conducted.  The Borrower is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business, assets, and properties, including without limitation, the performance of the Borrower’s Obligations, requires such qualification, except where the failure to do so is not reasonably likely to result in a Material Adverse Effect.

(b)           The Borrower is a closed-end management investment company registered as such under the Investment Company Act, and the outstanding shares of each class of its stock (i) have been legally issued and are fully paid and non-assessable, (ii) have been duly registered under the Securities Act to the extent required, and (iii) have been sold only in states or other jurisdictions in which all filings required to be made under applicable state securities laws have been made.

SECTION 4.02.     Authorization; Execution and Delivery, Etc.  The execution and delivery by the Borrower of, and the performance by the Borrower of its obligations under, this Agreement, each of the other Loan Documents, and the other instruments, certificates and agreements contemplated hereby and thereby, are within its corporate powers, and have been duly authorized by all requisite action by the Borrower.  On the date, if any, upon which (i) each SEC Notice was given, the Borrower had full legal power and authority to give such SEC Notice, (ii) each AMPS Redemption Notice was given, the Borrower had full legal power and authority to give such AMPS Redemption Notice, (iii) each AMPS Defeasance occurred, the Borrower had full legal power and authority to cause such AMPS Defeasance, and (iv) each AMPS Redemption occurred, the Borrower had full legal power and authority to cause such AMPS Redemption, in each case under clauses (i), (ii), (iii) and (iv), all of which had been duly authorized by all proper and necessary corporate action.  This Agreement and each of the other Loan Documents, and the other instruments, certificates and agreements contemplated hereby and thereby, have been duly executed and delivered by the Borrower, and constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 4.03.     Noncontravention.  Neither the execution and delivery by the Borrower of this Agreement, any other Loan Document, or any instrument, certificate or agreement referred to herein or therein, or contemplated hereby or thereby, nor the consummation of the transactions herein or therein contemplated (including, without limitation, each AMPS Defeasance, each AMPS Redemption and the giving of each SEC Notice and each AMPS Redemption Notice), nor compliance with the terms, conditions and provisions hereof or thereof by the Borrower will (a) conflict with, or result in a breach or violation of, or constitute a default under any of the Charter Documents, (b) conflict with or contravene (i) any Applicable Law, (ii) any contractual restriction binding on or affecting the Borrower or any of its assets, or (iii) any order, writ, judgment, award, injunction or decree binding on or affecting the Borrower or any of its assets, (c) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement for the giving of notice or the passage of time (or both) that would constitute such a conflict with, breach or violation of, default under, or permit any such acceleration in, any contractual obligation or any agreement or document to which the Borrower is a party or by which it or any of its properties is bound (or to which any such obligation, agreement or document relates), or (d) result in any Adverse Claim upon any asset of the Borrower.

SECTION 4.04.     Governmental Authorizations; Private Authorization.  Other than (x) the filing of the financing statement in the form attached to the Security Agreement in the office indicated on such financing statement, (y) the delivery of each SEC Notice and (z) the delivery of each AMPS Redemption Notice, the Borrower has obtained all necessary Governmental Authorizations and Private Authorizations, and made all Governmental Filings necessary for (i) the execution and delivery by the Borrower of, and the performance by the Borrower of its obligations under, this Agreement and each of the other Loan Documents and the agreements, certificates and instruments contemplated hereby or thereby (including, without limitation, each SEC Notice and each AMPS Redemption Notice), and (ii) each AMPS

Defeasance and each AMPS Redemption, and no Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made, is required to be obtained or made by the Borrower in connection with (a) the execution and delivery by the Borrower of, or the performance of its obligations under, this Agreement or any of the other Loan Documents, or (b) any AMPS Defeasance, any AMPS Redemption, any SEC Notice or any AMPS Redemption Notice.

SECTION 4.05.     Regulations T, U and X.  The execution, delivery and performance by the Borrower of this Agreement, the Notes and the other Loan Documents and the transactions contemplated hereunder and thereunder will not (assuming all Federal Reserve Forms referred to in Article III shall have been executed and delivered by the Borrower and the appropriate Bank for retention in the files of such Bank) violate or be inconsistent with any provision of Regulation T, Regulation U or Regulation X.

SECTION 4.06.     Non-Affiliation with Banks.  So far as appears from the records of the Borrower, neither any Bank nor any Affiliate of any Bank known to the Borrower is an Affiliate of the Borrower, and none of the Borrower or any Affiliate of the Borrower is an Affiliate of any Bank or any Affiliate thereof known to the Borrower.

SECTION 4.07.     Subsidiaries.  The Borrower has no Subsidiaries.

SECTION 4.08.     Financial Information.  (a)  The statement of assets and liabilities of the Borrower, as of October 31, 2007, and the related Statements of Operations and Changes in Net Assets for the fiscal year ended on such date, reported on by Ernst & Young LLP and set forth in the Annual Report for the fiscal year ended on such date, together with the notes and schedules thereto, and each financial statement delivered by the Borrower to the Banks in accordance with Section 5.01, present and will present fairly, in all material respects, in conformity with Generally Accepted Accounting Principles, the financial position of the Borrower as of such date.

(b)           Since October 31, 2007, there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower.

(c)           Each of the financial statements of the Borrower (whether audited or unaudited) delivered to the Banks under the terms of this Agreement fairly presents all material contingent liabilities in accordance with Generally Accepted Accounting Principles.

SECTION 4.09.     Litigation.  There is no action, suit, proceeding or investigation of any kind pending against, or to the knowledge of the Borrower, threatened against or affecting, the Borrower before any court or arbitrator or any Authority which (a) would reasonably be expected to have a Material Adverse Effect, (b) calls into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document, (c) might, individually or in the aggregate, materially adversely affect any Loan Document, or (d) with respect to any Selected AMPS (i) call into question the validity of, or otherwise seek to invalidate, the SEC Notice with respect thereto, the AMPS Redemption Notice with respect thereto, the AMPS Defeasance thereof or the AMPS Redemption thereof, or (ii) might, individually or in the aggregate, materially adversely affect such AMPS Defeasance or such AMPS Redemption.

SECTION 4.10.     ERISA.  (a)  The Borrower is not a member of an ERISA Group and has no liability in respect of any Benefit Arrangement, Plan or Multiemployer Plan subject to ERISA.

(b)           No Loan will constitute a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which an exemption is not available.

SECTION 4.11.     Taxes.  The Borrower has elected to be treated and qualifies as a “regulated investment company” within the meaning of the Internal Revenue Code.  The Borrower has timely filed all United States Federal income tax returns and all other tax returns which are required to be filed by it, if any, and has paid all taxes due pursuant to such returns, if any, or pursuant to any assessment received by the Borrower, except for any taxes or assessments which are being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been established in accordance with Generally Accepted Accounting Principles consistently applied and the non-payment of which could not have a Material Adverse Effect, and the charges, accruals and reserves on the books of the Borrower in respect of taxes or other governmental charges, if any, are, in the opinion of the Borrower, adequate.

SECTION 4.12.     Compliance.  (a)  The Borrower is in compliance with the Investment Company Act and the Securities Act except where (i) noncompliance therewith would not reasonably be expected to have a Material Adverse Effect, (ii) the necessity of compliance therewith is being contested in good faith by appropriate proceedings, or (iii) exemptive relief or no-action relief has been obtained therefrom and remains in effect.  The Borrower is in compliance with all other Applicable Laws, all applicable ordinances, decrees, requirements, orders and judgments of, and all of the terms of any applicable licenses and permits issued by, any Authority except where the necessity of compliance therewith is being contested in good faith by appropriate proceedings or exemptive relief has been obtained therefrom and remains in effect or where non-compliance therewith would not reasonably be expected to have a Material Adverse Effect.  The Borrower is in compliance with all agreements and instruments to which it is a party or may be subject or to which any of its properties may be bound, in each case where the non-compliance therewith would not reasonably be expected to have a Material Adverse Effect.  The Borrower is in compliance in all material respects with all of its Investment Policies and Restrictions.

(b)           No Default has occurred and is continuing.

(c)           The Borrower is not subject to any Applicable Law (other than the Investment Company Act) which limits its ability to incur indebtedness.  The Borrower has not entered into any agreement with any Authority limiting its ability to incur indebtedness.

SECTION 4.13.     Fiscal Year.  The Borrower has a fiscal year which is twelve calendar months and, as of the Effective Date, ends on October 31 of each year.

SECTION 4.14.     Full Disclosure.  All information heretofore furnished by the Borrower to the Agent and the Banks for purposes of or in connection with this Agreement or any of the other Loan Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Borrower to the Agent or the Banks will be, true and accurate in all material respects on the date as of which such information is stated or certified, and no such information contains, or will contain, any material misrepresentation or any omission to state therein matters necessary to make the statements made therein not misleading in any material respect.  The Borrower has disclosed to the Banks in writing all facts which, to the best of the Borrower’s knowledge after due inquiry (to the extent the Borrower can now reasonably foresee), may give rise to the reasonable possibility of a Material Adverse Effect.

SECTION 4.15.     Offering Documents.  The information set forth in the Prospectus and each report to stockholders of the Borrower, was, on the date thereof, true, accurate and complete in all material respects and does not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect.

SECTION 4.16.     Foreign Assets, Control Regulations, Etc.  None of the requesting or borrowing of the Loans or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C.  § 1 et seq., as amended) (the “Trading With the Enemy Act”), any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed.  Reg.  49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, the Borrower (i) is not and will not become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations and (ii) does not engage and will not engage in any dealings or transactions, or be otherwise associated, with any Person that it knows to be (or which it reasonably suspects is) a “blocked person”.

SECTION 4.17.     Title to Assets.  The Borrower has good and marketable title to all its assets and other property, except where failure to have such title would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.18.     AMPS; Defeasance and Redemption.  (a) Other than the AMPS, the Borrower has not issued any Preferred Securities that, as of the Effective Date, remain outstanding.

(b)           With respect to the Selected AMPS to be redeemed on an AMPS Redemption Date, (i) upon the transfer by the Agent to the AMPS Auction Agent on or prior to such AMPS Redemption Date of proceeds of the Loans in an aggregate amount not less than the AMPS Redemption Amount therefor, all rights of the holders of such Selected AMPS as stockholders of the Borrower by reason of the ownership thereof shall cease and terminate (except their right to receive their appropriate share of such AMPS Redemption Amount), and, by the terms of the AMPS Documents, such Selected AMPS shall be deemed to have ceased to be outstanding (with respect to such Selected AMPS, an “AMPS Defeasance”), and (ii) prior to the close of business on such AMPS Redemption Date, such Selected AMPS shall have been redeemed (with respect to such Selected AMPS, an “AMPS Redemption”).

ARTICLE V.
COVENANTS

The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable under the Loan Documents remains unpaid:

SECTION 5.01.     Information.  The Borrower will deliver to the Agent and each Bank:

(a)           as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a statement of assets and liabilities of the Borrower, including the portfolio of investments, as of the end of such fiscal year, and the related statements of operations and changes in net assets of the Borrower for such fiscal year, together with an audit report thereon issued by Ernst & Young LLP or other independent public accountants of nationally recognized standing;

(b)           as soon as available and in any event within 70 days after the end of the first semi-annual period of each fiscal year of the Borrower, a statement of assets and liabilities of the Borrower, including the portfolio of investments, as of the end of such period, and the related statements of operations and changes in net assets of the Borrower for such period, all in reasonable detail, prepared in accordance with Generally Accepted Accounting Principles, consistently applied, and certified (subject to normal year-end adjustments) as to fairness of presentation, Generally Accepted Accounting Principles and consistency by an Authorized Signatory of the Borrower or accompanied by an audit report thereon issued by Ernst & Young LLP or other independent public accountants of nationally recognized standing;

(c)           if, as of the close of business on the last Domestic Business Day of each calendar week (each a “Calculation Date”) there shall be any Loans outstanding, then as soon as available and in any event not later the third Domestic Business Day thereafter, a Borrowing Base Report and a Valuation Report, in each case as at the close of business on such Calculation Date;

(d)           simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above and each Borrowing Base Report and each Valuation Report delivered pursuant to clause (c) above, a certificate of an Authorized Signatory reasonably acceptable to the Banks stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(e)           promptly and in any event within (i) one (1) Domestic Business Day after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of an Authorized Signatory setting forth the details thereof, and (ii) three (3) Domestic Business Day after such officer obtains knowledge of such Default, a certificate of an Authorized Signatory either (x) advising that such Default no longer exists, or (y) setting forth the action which the Borrower is taking or proposes to take with respect thereto;

(f)           promptly after the filing thereof with the SEC or the mailing thereof to stockholders of the Borrower, (i) copies of all proxy materials (other than routine proxy materials filed without the need for a preliminary proxy statement pursuant to paragraph (a) of Rule 14a-6 under the Exchange Act), and (ii) copies of all other materials of a material nature;

(g)           promptly upon any officer of the Borrower becoming aware of any action, suit or proceeding of the type described in Section 4.09, notice and a description thereof and copies of any filed complaint relating thereto;

(h)           within one Domestic Business Day after the Borrower’s shares of common stock shall have been suspended (other than in error) from trading on The American Stock Exchange for more than one day upon which trading in shares generally occurs on such exchange, or shall have been delisted, written notice thereof; and

(i)           from time to time such additional information regarding the financial position or business of the Borrower, including without limitation, listing reports and Valuation Reports, as the Agent, at the request of any Bank, may reasonably request.

SECTION 5.02.     Payment of Obligations.  The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all other amounts provided for in this Agreement and the other Loan Documents.  The Borrower will pay and discharge, at or before maturity, all of the Borrower’s lawful obligations and liabilities that, if unpaid, would reasonably be expected to have a Material Adverse Effect, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, in accordance with Generally Accepted Accounting Principles, appropriate reserves for the accrual of any of the same.

SECTION 5.03.     Maintenance of Insurance.  The Borrower will maintain with financially sound and reputable insurance companies, policies with respect to its assets and property and business of the Borrower against at least such risks and contingencies (and with no greater risk retentions) and in at least such amounts as are required by the Investment Company Act and, in addition, as are customary in the case of registered closed-end investment companies; and will furnish to the Banks, upon request, information presented in reasonable detail as to the insurance so carried.

SECTION 5.04.     Conduct of Business and Maintenance of Existence.  (a)  The Borrower will continue to engage in business of the same general type as now conducted by it as described in its Prospectus and as provided pursuant to the Investment Policies and Restrictions as in effect on the Effective Date.

(b)           The Borrower will preserve, renew and keep in full force and effect its existence as a Maryland corporation and its rights, privileges and franchises necessary in the normal conduct of its business.  The Borrower will maintain in full force and effect its registration as a closed-end management company under the Investment Company Act.

(c)           The Borrower will not amend, restate, supplement or otherwise modify any of the Charter Documents or the Pricing Procedures if such amendment, termination, supplement or modification would reasonably be expected to have a Material Adverse Effect.

The Borrower will provide copies to the Agent of all amendments, restatements, supplements, and other modifications of the Pricing Procedures or any of the Charter Documents, in each case prior to the effective date of any such amendment, restatement, supplement, or other modification or, if not practicable, as soon as practicable (and in any event within two (2) weeks) thereafter.  The Borrower will comply in all material respects with the Pricing Procedures and the Charter Documents.

(d)           The Borrower will at all times place and maintain the Collateral (as defined in the Security Agreement) in the custody of the Custodian.

SECTION 5.05.     Compliance with Laws.  The Borrower will comply in all respects with the Investment Company Act, all other Applicable Laws and the requirements of any Authority with respect thereto except where (i) non-compliance therewith would not reasonably be expected to have a Material Adverse Effect, (ii) the necessity of compliance therewith is contested in good faith by appropriate proceedings, or (iii) exemptive relief or no-action relief has been obtained therefrom and remains in effect.  The Borrower will file all federal and other tax returns, reports and declarations required by all relevant jurisdictions on or before the due dates for such returns, reports and declarations and will pay all taxes and other governmental assessments and charges as and when they become due (except those that are being contested in good faith by the Borrower and as to which the Borrower has established appropriate reserves on its books and records).

SECTION 5.06.     Inspection of Property, Books and Records.  The Borrower will, or will cause the Custodian (on the Borrower’s behalf) to, keep proper books of account and record in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities in accordance with Applicable Law, including the Investment Company Act, and will permit representatives of any Bank, at such Bank’s expense, to visit and inspect any of its offices, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

SECTION 5.07.     Indebtedness.  The Borrower will not create, assume or suffer to exist any Indebtedness other than:

(a)           the Remaining AMPS;

(b)           other Senior Securities (other than Senior Securities Representing Indebtedness) (1) the net proceeds of which shall be used to defease or otherwise refinance AMPS or any other Senior Security issued pursuant to this clause (b), and (2) that do not have a material adverse effect on the rights of the Banks under the Loan Documents;

(c)           Debt arising under this Agreement, the Notes and the other Loan Documents;

(d)           Debt in favor of the Custodian incurred for purposes of clearing and settling purchases and sales of securities or consisting of overnight extensions of credit from the Custodian in the ordinary course of business;

(e)           Debt in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments and awards do not constitute an Event of Default and so long as execution is not levied thereunder and in respect of which the Borrower (i) shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review or (ii) shall have obtained an unsecured performance bond, and Debt in respect of such unsecured performance bond;

(f)           Debt (other than Debt for borrowed money) arising in connection with portfolio investments and investment techniques arising in the ordinary course of the Borrower’s business to the extent that such Debt is permissible under the Investment Company Act and consistent with the Borrower’s Investment Policies and Restrictions;

(g)           Debt in respect of reverse repurchase agreements; and

(h)           other Debt considered and approved by all the Banks on a case-by-case basis;

provided that in no event shall the Borrower (i) enter into or utilize Financial Contracts other than in the ordinary course of business for hedging or investment purposes in accordance with its Investment Policies and Restrictions, or (ii) borrow money or create leverage under any arrangement other than (A) from the Banks hereunder, (B) from the Custodian to the extent provided in clause (d) hereof, or (C) to the extent provided in clauses (f), (g) and (h) of this Section.

SECTION 5.08.     Liens.  The Borrower will not create, assume, incur or suffer to exist any Lien on any of its assets (including the income and profits thereof) or segregate any of its assets (including the income and profits thereon) to cover any of its obligations, in each case whether such asset is now owned or hereafter acquired, except (a) Liens of the Agent, on behalf of itself and the Banks, created by or pursuant to any of the Security Documents or any of the other Loan Documents; (b) Liens (other than non-possessory Liens which pursuant to Applicable Law are, or may be, entitled to take priority (in whole or in part) over prior, perfected, liens and security interests, but including Temporary Liens) for judgments or decrees, taxes, assessments or other governmental charges or levies the payment of which is not at the time required or is being contested in good faith, (c) Liens in favor of the Custodian granted pursuant to the Custody Agreement to secure obligations arising thereunder, and (d) Liens created in connection with the Borrower’s portfolio investments and investment techniques (and not for the primary purpose of borrowing money) to the extent permitted by the provisions of the Prospectus and the Investment Policies and Restrictions, provided that (i) the aggregate value of all of the Borrower’s assets subject to any Lien permitted by this clause (d) does not at any time exceed 30% of the Total Assets, and (ii) the aggregate value of all of the Borrower’s assets (other than assets of the Borrower subject to any Lien securing the Borrower’s obligations under its securities lending program) subject to any Lien permitted by this clause (d) does not at any time exceed 10% of the Total Assets.

SECTION 5.09.     Consolidations, Mergers and Sales of Assets.  The Borrower will not consolidate or merge with or into any other Person or reorganize its assets into a non-series corporation or entity, nor will the Borrower sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of its assets to any other Person (in each case, whether in one transaction or a series of related transactions), except that the Borrower may sell its assets in the ordinary course of business as described in its Prospectus.  The Borrower will not invest all of its investable assets in any other closed-end management investment company or otherwise employ a master-feeder or fund of funds investment structure or any other multiple investment company structure.

SECTION 5.10.      Use of Proceeds.  The Borrower shall use the proceeds of each Loan for its general business purposes, including, without limitation the purchase of investment securities and temporary or emergency purposes, provided that (a) in no event shall the proceeds of any Loan be used for purposes which would violate any provision of any applicable statute, rule, regulation, order or restriction applicable to the Borrower or Regulation U and (b) until a Minimum AMPS Redemption Event shall have occurred, the proceeds of each Loan shall be used only to pay to the AMPS Auction Agent the AMPS Redemption Amount applicable to outstanding Selected AMPS.

SECTION 5.11.     Compliance with Investment Policies and Restrictions.  The Borrower will at all times comply with the Investment Policies and Restrictions, and will not make any investment, loan, advance or extension of credit inconsistent with the Investment Policies and Restrictions.

SECTION 5.12.     Non-Affiliation with Banks.  The Borrower will not at any time become an Affiliate of any Bank or any Affiliate thereof known to the Borrower, and the Borrower will use its best efforts to ensure that none of its Affiliates is or becomes an Affiliate of any Bank or any Affiliate thereof known to the Borrower to be such.

SECTION 5.13.     Regulated Investment Company.  The Borrower will maintain its status as a “regulated investment company” under the Internal Revenue Code at all times and will make sufficient distributions to qualify to be taxed as a “regulated investment company” pursuant to subchapter M of the Internal Revenue Code.

SECTION 5.14.     No Subsidiary.  The Borrower will not have at any time any Subsidiary.

SECTION 5.15.     ERISA.  The Borrower will not become a member of any ERISA Group and will not have any liability in respect of any Benefit Arrangement, Plan or Multiemployer Plan subject to ERISA.

SECTION 5.16.     Fiscal Year.  The Borrower will not change its fiscal year from that set forth in Section 4.13 hereof without prior written notice to the Banks.

SECTION 5.17.     Minimum AMPS Redemption.  At or before the close of business on December 30, 2008, the Borrower shall have redeemed AMPS having an aggregate liquidation preference of $180,000,000 or more with proceeds of the Loans.

SECTION 5.18.     Custodian.  The Borrower will not change the Custodian without the prior written consent of the Required Banks.

SECTION 5.19.     Asset Coverage.  The Borrower will not at any time permit the aggregate amount of Total Liabilities that are Senior Securities Representing Indebtedness to exceed 33 1/3% of Adjusted Net Assets.

SECTION 5.20.     Maximum Amount.  The Borrower will not at any time permit the aggregate amount of its outstanding Debt to exceed the Maximum Amount.

SECTION 5.21.     Maintenance of the Ratings of the AMPS.   The Borrower shall cause all outstanding AMPS and other Preferred Securities issued by the Borrower to be rated AA or better by Moody’s and AA or better by Fitch.

SECTION 5.22.     Further Assurances.  The Borrower shall execute and deliver all such documents and instruments, and take all such actions, as the Agent may from time to time reasonably request with respect to the transactions contemplated hereunder or under any of the other Loan Documents.

ARTICLE VI.
DEFAULTS

SECTION 6.01.     Events of Default.  If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)           the Borrower shall fail to pay when due (whether at maturity or any accelerated date of maturity or any other date fixed for payment or prepayment) (i) any interest on any Loan or any fees or any other amount payable hereunder or under any of the other Loan Documents within five (5) days of the due date therefor, or (ii) any principal of any Loan; or

(b)           the Borrower shall fail to observe or perform any covenant contained in Sections 5.01(a), (b), (c) or (d), 5.04(b), 5.05, 5.07, 5.08, 5.09, 5.10, 5.13, 5.14, 5.17, 5.18, 5.19, or 5.20; or

(c)           the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement or any Loan Document (other than those covered by clauses (a) or (b) above) and such failure shall continue unremedied for a period of ten (10) Domestic Business Days; or

(d)           any representation, warranty, certification or statement made (or deemed made) by the Borrower in this Agreement or any other Loan Document or in any certificate, financial statement or other document delivered pursuant to this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made (or deemed made); or

(e)           the Borrower shall fail to make any payment in respect of any Debt in an aggregate principal amount in excess of the Threshold Amount when due or within any applicable grace period; or

(f)           any default or other similar event shall occur with respect to Debt of the Borrower in excess of the Threshold Amount which (i) results in the acceleration of the maturity of such Debt, (ii) enables the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof, or (iii) in the case of Debt arising under a Financial Contract, enables the other party thereto to terminate such Financial Contract;

(g)           the Borrower shall seek the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any substantial part of its property, or shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or any of its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator or other similar official for it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the Borrower shall make a general assignment for the benefit of creditors, or shall fail generally (or admit in writing its inability) to pay its debts as they become due, or shall take any action to authorize any of the foregoing; or

(h)           an involuntary case or other proceeding shall be commenced against the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against the Borrower under the federal bankruptcy laws as now or hereafter in effect; or

(i)           a judgment or order for the payment of money in excess of the Threshold Amount shall be rendered against the Borrower and such judgment or order shall continue unsatisfied or unstayed for a period of thirty (30) days; or

(j)           any investment advisory agreement (other than a sub-advisory agreement) or management agreement which is in effect on the Effective Date for the Borrower shall terminate, or the Investment Adviser shall cease to be the investment adviser to the Borrower unless either (i) the successor thereto is an Affiliate of Lehman Brothers Holdings Inc., or (ii) all of the Banks shall have consented thereto (such consent not to be unreasonably withheld or delayed); or

(k)           the investment adviser of the Borrower shall (i) consolidate with or merge into any other Person, unless it is the survivor or such other Person is an Affiliate of Lehman Brothers Holdings Inc., or (ii) sell or otherwise dispose of all or substantially all of its assets; or

(l)           the Agent for any reason shall cease to have a valid and perfected first priority security interest in the Collateral (as defined in the Security Agreement), free and clear of all Adverse Claims; or

(m)           the Borrower’s shares of common stock shall be suspended from trading on The American Stock Exchange for more than four consecutive days upon which trading in shares generally occurs on such exchange, or shall be delisted; or

(n)           if for any reason any Selected AMPS are not defeased and redeemed on the AMPS Redemption Date therefor; or

(o)           any of the Investment Policies and Restrictions that may not be changed without the approval of stockholders of the Borrower are changed without the prior written consent of the Required Banks (which consent shall not be unreasonably withheld or delayed);

then, and in every such event, the Agent shall (i) if requested by Banks constituting Required Banks by notice to the Borrower terminate the Commitments, and they shall thereupon terminate, and (ii) if requested by Banks constituting Required Banks by notice to the Borrower declare the Loans (together with accrued interest thereon) to be, and the Loans (together with accrued interest thereon and all other sums owing under the Loan Documents) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, automatically without any notice to the Borrower or any other act by the Agent or any Bank, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon and all other sums owing under the Loan Documents) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 6.02.     Remedies.  No remedy herein conferred upon the Banks is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

ARTICLE VII.
THE AGENT

SECTION 7.01.     Appointment and Authorization.  Each Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the Notes and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.  Any reference to an agent for the Banks in, or in connection with, any Loan Document shall be a reference to the Agent.

SECTION 7.02.     Action by Agent.  The duties and responsibilities of the Agent hereunder are only those expressly set forth herein.  The relationship between the Agent and the Banks is and shall be that of agent and principal only, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Bank.  Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default except as expressly provided in Article VI.  The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Borrower or a Bank.

SECTION 7.03.     Consultation with Experts.  The Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Covered Persons.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Covered Persons of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the credit facilities provided for herein as well as activities as Agent.

SECTION 7.04.     Liability of Agent.  Neither the Agent nor any of its directors, officers, agents or employees shall be liable to a Bank for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct.  Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of the Borrower; (c) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to it; or (d) the validity, enforceability, effectiveness or genuineness of this Agreement, the Notes, the other Loan Documents or any other instrument or writing furnished in connection herewith or therewith.  The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine or to be signed by the proper party or parties.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of the Banks, the Agent may presume that such condition is satisfactory to the Banks unless the Agent shall have received notice to the contrary from a Bank within a reasonable period of time prior to the making of such Loan.

SECTION 7.05.     Indemnification.  Each Bank shall, ratably in accordance with its Commitment Percentage (or, if the Commitments shall have expired or terminated, its Commitment Percentage as in effect immediately prior to such expiration or termination), indemnify the Agent and its affiliates, officers, directors and employees (to the extent not reimbursed by the Borrower) for all claims, liabilities, losses, damages, costs, penalties, actions, judgments and expenses and disbursements of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel (collectively, the “Liabilities”) that such Person may suffer or incur in connection with this Agreement or any of the other Loan Documents or any action taken or omitted by such Person hereunder or thereunder, provided that no Bank shall have any obligation to indemnify any such Person against any Liabilities that are determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct, provided, however, that no action taken or not taken in accordance with the directions of the Required Banks shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.

SECTION 7.06.     Credit Decision.  Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

SECTION 7.07.     Successor Agent.  The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower.  Upon any resignation of the Agent, the Required Banks shall have the right to appoint a successor Agent with, if no Event of Default has occurred and is continuing, the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed.  If no successor Agent shall have been so appointed by the Required Banks within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000.  Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

SECTION 7.08.     Agent as Bank.  In its individual capacity, State Street and any other Bank that serves as a successor Agent hereunder shall have the same obligations and the same rights, powers and privileges in respect of its Commitment and the Loans made by it as it would have were it not also the Agent.

SECTION 7.09.     Distribution by Agent.  If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

SECTION 7.10.     Delinquent Banks.  (a)  Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Bank that (i) willfully does not or (ii) does not as a result of a Failure (as defined below) (A) make available to the Agent its pro rata share of any Loan, or (B) comply with the provisions of Section 9.04 with respect to making dispositions and arrangements with the other Banks, where such Bank’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a “Delinquent Bank”) and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied.  A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Loans, interest, fees and other amounts.  The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Loans.  A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Banks, the Banks’ respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.  The provisions of this Section 7.10 shall not affect the rights of the Borrower against any such Delinquent Bank.

(b)           For purposes of this Section 7.10, a “Failure” of a Bank shall mean (i) it shall seek the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any substantial part of its property, or shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator or other similar official for it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or (ii) it makes a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing, or (iii) an involuntary case or other proceeding shall be commenced against it seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it, or (iv) an order for relief shall be entered against it under the bankruptcy laws as now or hereafter in effect.

ARTICLE VIII.
CHANGE IN CIRCUMSTANCES

SECTION 8.01.     Additional Costs; Capital Adequacy.  (a)  If any new law, rule or regulation, or any change after the date hereof in the interpretation or administration of any Applicable Law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank or its Applicable Lending Office with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency in connection therewith issued, promulgated or enacted after the date hereof shall:

(i)           subject any Bank (or its Applicable Lending Office) to any tax, duty or other charge with respect to its Loans, its Note or its Commitment, or shall change the basis of taxation of payments to any Bank (or its Applicable Lending Office) of the principal of or interest on its Loans or any other amounts due under this Agreement or its Commitment, in each case except for any tax on, or changes in the rate of tax on the overall net income of, or franchise taxes payable by, such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank’s principal executive office or Applicable Lending Office is located; or

(ii)           impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) any other condition affecting its Loans, its Note or its Commitment; or

(iii)           impose on any Bank any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans or such Bank’s Commitment;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making, funding, issuing, renewing, extending or maintaining any Loan or such Bank’s Commitment, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, promptly upon demand by such Bank (and in any event within thirty (30) days after demand by such Bank) and delivery to the Borrower of the certificate required by clause (c) hereof (with a copy to the Agent), the Borrower shall pay to such Bank the additional amount or amounts as will compensate such Bank for such increased cost or reduction.

(b)           If any Bank shall determine that any change after the date hereof in any existing Applicable Law, rule or regulation or any new law, rule or regulation regarding capital adequacy, or any change therein, or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any new request or directive of general applicability regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency issued, promulgated or enacted after the date hereof, has or would have the effect of reducing the rate of return on capital of such Bank (or its parent corporation) as a consequence of such Bank’s Loans or obligations hereunder to a level below that which such Bank (or its parent corporation) could have achieved but for such law, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, promptly upon demand by such Bank (with a copy to the Agent) (and in any event within thirty (30) days after demand by such Bank) the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its parent corporation) for such reduction.

(c)           Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank.  A certificate of any Bank claiming compensation under this Section and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder and the calculations used in determining such additional amount or amounts shall be conclusive in the absence of manifest error.  In determining such amount, such Bank may use any reasonable averaging and attribution methods.

SECTION 8.02.     Basis for Determining Interest Rate Inadequate or Unfair.  If, on or prior to the first day of any Interest Period for any borrowing of LIBOR Loans, the Agent shall determine or be notified by the Required Banks that:

(a)           adequate and reasonable methods do not exist for ascertaining the interest rate applicable for such Interest Period on the basis provided for in the definition of LIBOR Offered Rate, or

(b)           the Adjusted LIBOR Offered Rate as determined by the Agent will not adequately and fairly reflect the cost to Banks of funding their LIBOR Loans for such Interest Period,

the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks.  In such event, until the Agent notifies the Borrower and the Banks that the circumstances giving rise to such suspension no longer exist, (i) any Notice of Borrowing or Notice of Conversion with respect to LIBOR Loans shall be automatically withdrawn and shall be deemed to be a request for a Base Rate Loan, (ii) each LIBOR Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (iii) the obligations of the Banks to make LIBOR Loans shall be suspended until the Agent or the Required Banks determine that the circumstances giving rise to such suspension no longer exist, whereupon the Agent or, as the case may be, the Agent at the instruction of the Required Banks, shall so notify the Borrower and the Banks.

SECTION 8.03.     Illegality.  If any future Applicable Law, rule, regulation, treaty or directive, or any change in any present or future Applicable Law, rule, regulation, treaty or directive, or any change in the interpretation or administration of any present or future Applicable Law, rule, regulation, treaty or directive by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its LIBOR Lending Office) with any new directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its LIBOR Lending Office) to make, maintain or fund its LIBOR Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, (a) the commitment of such Bank to make LIBOR Loans or convert Base Rate Loans to LIBOR Loans shall forthwith be suspended, and (b) such Bank’s Loans then outstanding as LIBOR Loans, if any, shall be converted automatically to Base Rate Loans on the last day of the Interest Period applicable to such LIBOR Loans or within such earlier period as may be required by law.  Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different LIBOR Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank.  If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding LIBOR Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such LIBOR Loan, together with accrued interest thereon and any amount payable by the Borrower pursuant to Section 8.06.  Concurrently with prepaying each such LIBOR Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related LIBOR Loans of the other Banks), and such Bank shall make such Base Rate Loan.

SECTION 8.04.     Base Rate Loans Substituted for Affected LIBOR Loans.  If (i) the obligation of any Bank to make LIBOR Loans has been suspended pursuant to Section 8.03 or (ii) any Bank has demanded compensation under Section 8.01(a) with respect to LIBOR Loans and the Borrower shall, by at least two LIBOR Business Days’ prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a)           all Loans which would otherwise be made by such Bank as LIBOR Loans shall be made instead as Base Rate Loans, and

(b)           after each of its LIBOR Loans has been repaid, all payments of principal which would otherwise be applied to repay such LIBOR Loans shall be applied to repay its Base Rate Loans instead.

SECTION 8.05.     Replacement Banks.  Upon the election of any Bank to request reimbursement by the Borrower for amounts due under Section 8.01 or upon the suspension of any Bank’s obligation to make, convert to or continue LIBOR Loans, the Borrower may find a replacement Bank which shall be reasonably satisfactory to the Agent and the Borrower (a “Replacement Bank”).  Each Bank agrees that, should it be identified for replacement pursuant to this Section 8.05, it will promptly execute and deliver (against payment to such Bank of all sums owing to it under the Loan Documents, whether or not then due) all documents and instruments reasonably required by the Borrower to assign such Bank’s Loans and Commitment to the applicable Replacement Bank.

SECTION 8.06.     Indemnity.  The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its LIBOR Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion relating thereto in accordance with Section 2.02 or (c) the making of any payment of a LIBOR Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Loans.

ARTICLE IX.
MISCELLANEOUS

SECTION 9.01.     Notices.  (a)All notices, requests, consents and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth on Schedule 1 attached hereto or by approved electronic communication in accordance with Section 9.01(b).  Any party hereto may change its address, telecopy number or email address for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt, provided that (i) notices delivered through electronic communications to the extent provided by Section 9.01(b) shall be effective as provided therein, and (ii) unless otherwise agreed to, or established, by the Agent pursuant to Section 9.01(b) hereof, only the items referred to in Sections 5.01(a), (b), (c), (d) and (f) hereof may be communicated by the Borrower to the Agent and the Banks via e-mail.

(b)           Except with respect to notices and other communications under ARTICLE II, each Bank agrees that notices and other communications to it hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent.  In furtherance of the foregoing, each Bank hereby agrees to notify the Agent in writing, on or before the date such Bank becomes a party to this Agreement, of such Bank’s e-mail address to which a notice may be sent (and from time to time thereafter to ensure that Agent has on record an effective e-mail address for such Bank).  Each of the Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by means of electronic communication pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes:  (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

The Borrower hereby acknowledges that:  (i) the Agent may make available to the Banks Specified Materials by posting some or all of the Specified Materials on an Electronic Platform; (ii) the distribution of materials and information through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with any such distribution, (iii) the Electronic Platform is provided and used on an “As Is,” “As Available” basis; and (iv) neither the Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency or sequencing of the Specified Materials posted on the Electronic Platform.  The Agent, on behalf of itself and its Affiliates, expressly and specifically disclaims, with respect to the Electronic Platform, delays in posting or delivery, or problems accessing the specified materials posted on the electronic platform, and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Electronic Platform.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent or any of its Affiliates in connection with the Electronic Platform.

Each Bank hereby agrees that notice to it in accordance with this Section 9.01(b) specifying that any Specified Materials have been posted to the Electronic Platform shall, for purposes of this Agreement, constitute effective delivery to such Bank of such Specified Materials.

Each Bank: (i) acknowledges that the Specified Materials, including information furnished to it by the Borrower or the Agent pursuant to, or in the course of administering, the Loan Documents, may include material, non-public information concerning the Borrower or its securities; and (ii) confirms that: (a) it has developed compliance procedures regarding the use of material, non-public information; and (b) it will handle such material, non-public information in accordance with such procedures and Applicable Laws, include federal and state securities laws.

SECTION 9.02.      No Waivers.  No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Notes shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.03.     Expenses; Documentary Taxes; Indemnification.  i)  The Borrower shall promptly pay (i) all reasonable out-of-pocket expenses of the Agent, including reasonable fees and disbursements of special counsel for the Agent, in connection with the preparation, negotiation and closing of this Agreement and the Loan Documents, the syndication of and the administration of the facility established hereby, any waiver or consent hereunder or any amendment hereof or thereof or any waiver of any Default or alleged Default, and any termination hereof or thereof and (ii) if a Default occurs, all reasonable out-of-pocket expenses incurred by the Agent and each Bank, including reasonable fees and disbursements of counsel (including reasonable allocated costs of in-house counsel), in connection with such Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.  The Borrower shall indemnify each Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Notes.

(b)           The Borrower agrees to indemnify the Agent, each Bank, and each of their affiliates, officers, directors and employees (each, a “Covered Person”) and hold each Covered Person harmless from and against any and all Liabilities which may be incurred by or asserted or awarded against such Covered Person, in each case arising out of or in connection with any investigative, administrative or judicial proceeding (whether or not such Covered Person shall be designated a party thereto) relating to or arising out of this Agreement or the Loan Documents or any actual or proposed use of proceeds of Loans hereunder, provided that no Covered Person shall have the right to be indemnified hereunder for Liabilities that are determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Covered Person’s gross negligence or willful misconduct.

SECTION 9.04.     Set Off.  During the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to the Borrower and any Collateral (as defined in the Security Agreement) in the possession of any such Bank may be applied to or set off by such Bank against the payment of the Obligations.  Each of the Banks agrees with each other Bank that if such Bank shall receive from the Borrower whether by voluntary payment, exercise of the right of set off, counterclaim, cross action, or enforcement of a claim based on the Obligations owing to such Bank by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Obligations owing to such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Obligations owed to all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Obligations owing to it its proportionate payment thereof as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

SECTION 9.05.     Amendments and Waivers.  Any provision of this Agreement or any of the other Loan Documents may be amended, waived, supplemented or otherwise modified if, but only if, contained in a written agreement signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such agreement shall (i)increase the Commitment Amount of any Bank without the written consent of such Bank, (ii)reduce the principal amount of any Loan, or reduce the rate of any interest, or reduce any fees, payable under the Loan Documents, without the written consent of each Bank affected thereby thereof, (iii)postpone the Termination Date or the date of any payment for any Loan or any interest or any fees payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the stated termination or expiration of the Aggregate Commitment Amount, without the written consent of each Bank affected thereby, (iv)change any provision hereof in a manner that would alter the pro rata sharing of payments required hereby or the pro rata reduction of Commitment Amounts required hereby, without the written consent of each Bank affected thereby, (v)change any of the provisions of this Section or the definition of the term “Required Banks” or any other provision hereof specifying the number or percentage of Banks required to waive, amend, supplement or otherwise modify any rights hereunder, (vi)change the currency in which Loans are to be made or payment under the Loan Documents is to be made, or add additional borrowers, in each case without the written consent of each Bank, or (vii)release all or substantially all of the Collateral (as defined in the Security Agreement) from the liens thereunder (except as may be expressly provided in the applicable Security Document), with out the consent of each Lender, and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent without the prior written consent of the Agent.  No delay or omission on the part of any Bank or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of such Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

SECTION 9.06.     Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all of the Banks (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b)           Any Bank may at any time grant to one or more commercial banks (each a “Participant”) participating interests in its Commitment or all of its Loans.  In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.  Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder, including, without limitation, the right to approve any amendment, restatement, supplement or other modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any amendment, restatement, supplement or other modification or waiver of this Agreement described in clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) of Section 9.05 without the consent of the Participant.  The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest; provided that no Participant shall be entitled to receive an amount greater than its pro rata share of any amount the selling Bank would have received hereunder had no participation been sold.  An assignment or other transfer which is not permitted by clause (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this clause (b).

(c)           Subject to clause (f) below, any Bank may at any time assign to one or more banks (each an “Assignee”) all, or a proportionate amount of at least $5,000,000 of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Acceptance (each an “Assignment and Acceptance”) in substantially the form of Exhibit E attached hereto executed by such Assignee and such transferor Bank, with, if no Default has occurred and is continuing, the written consent of the Borrower, which consent shall not be unreasonably withheld or delayed, and of the Agent, which consent shall not be unreasonably withheld or delayed; provided that no such consent of the Borrower or the Agent shall be required if the Assignee is an Affiliate of the transferor Bank.  Upon acceptance and recording of an Assignment and Acceptance pursuant to Section 9.06(h), from and after the effective date specified therein, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Bank under this Agreement and (B) the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 8.01 and Section 9.03 hereof, as well as to any fees accrued for its account and not yet paid).  Upon the consummation of any assignment pursuant to this clause (b), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the Assignor and the Assignee.  In connection with each such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500.  If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Agent the tax forms required by Section 2.11.

(d)           Without notice to or consent of any Person, any Bank may at any time assign all or any portion of its rights under this Agreement, its Note, and the other Loan Documents to a Federal Reserve Bank.  No such assignment shall release the transferor Bank from its obligations hereunder.

(e)           No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.01 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent.

(f)           No Person may become an Assignee pursuant to clause (c) above unless such Person constitutes a “bank” (as such term is used in Section 18(f)(1) of the Investment Company Act) in the reasonable judgment of the Borrower and the Agent.  No Person may become an Assignee pursuant to clause (c) above if that Person is an Affiliate of the Borrower.

(g)           The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Boston, Massachusetts a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitment Amounts of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Bank at any reasonable time and from time to time upon reasonable prior notice.

(h)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Bank and an assignee, an administrative questionnaire (in such form as supplied by the Agent) completed in respect of the assignee (unless the assignee shall already be a Bank hereunder), the administrative fee referred to in Section 9.06(c) and, if required, the written consent of the Borrower and the Agent to such assignment and any applicable tax forms, the Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) revise Schedule 1 to reflect such Assignment and Acceptance and circulate such revised Schedule 1 to the Banks and the Borrower, which revised Schedule 1 shall be deemed to be a part hereof and shall be incorporated by reference herein.  No assignment shall be effective unless it has been recorded in the Register as provided in this Section 9.06(h).

SECTION 9.07.      Governing Law; Submission to Jurisdiction.  This Agreement and each of the other loan documents are contracts under the laws of the Commonwealth of Massachusetts and shall for all purposes be construed in accordance with and governed by the laws of Commonwealth of Massachusetts, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.  Each of the Borrower, the Banks and the Agent agrees that any suit for the enforcement of this agreement or any of the other Loan Documents or any other action brought by such person arising hereunder or in any way related to this agreement or any of the other Loan Documents whether sounding in contract, tort, equity or otherwise, shall be brought in the courts of the Commonwealth of Massachusetts or a federal court sitting therein, and consents to the exclusive jurisdiction of such court and the service of process in any suit being made upon such person by mail at the address specified in Section 9.01.  Each of the Borrower, the Banks and the Agent hereby waives any objection that it may now or hereafter have to the venue of any suit brought in Boston, Massachusetts or any court sitting therein or that a suit brought therein is brought in an inconvenient court.

SECTION 9.08.     WAIVER OF JURY TRIAL.  EACH OF THE BORROWER, THE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  Except to the extent prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  The Borrower (a) certifies that no representative, agent or attorney of any Bank or the Agent has represented, expressly or otherwise, that such Bank or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Agent and the Banks have been induced to enter into this Credit Agreement and the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

SECTION 9.09.     Confidential Information.  (a)  Each Bank agrees that any information, documentation or materials provided by the Borrower or the Borrower’s Affiliates, employees, agents or representatives (“Representatives”) disclosing the portfolio holdings of the Borrower or disclosing other non-public information in relation to this Agreement or the other Loan Documents (“Confidential Material”), whether before or after the date of this Agreement, shall be treated confidentially, using the same degree of care that such Bank uses to protect its own similar material.

(b)           Confidential Information may be disclosed to Representatives of each Bank in connection with the transactions contemplated herein or in connection with managing the relationship of such Bank or its Affiliates with the Borrower but shall not be disclosed to any third party and may not be used for purposes of buying or selling securities, including shares issued by the Borrower; provided, however, that the Banks may disclose Confidential Material to (i) the Federal Reserve Board pursuant to applicable rules and regulations promulgated by the Federal Reserve Board (which, as of the Effective Date, require a filing of a list of all Margin Stock which directly or indirectly secures a Loan), (ii) the extent required by statute, rule, regulation or judicial process, (iii) counsel for any of the Banks or the Agent in connection with this Agreement or any of the other Loan Documents, (iv) bank examiners, auditors and accountants, or (v) any Assignee or Participant (or prospective Assignee or Participant) as long as such Assignee or Participant (or prospective Assignee or Participant) first agrees to be bound by the provisions of this Section 9.09.  Notwithstanding anything to the contrary contained in this Section, any information that would, but for this sentence, constitute Confidential Information shall cease to be Confidential Information (1) if clearly marked “Confidential”, after the third anniversary of the date such information was first received by the Agent or any Bank, or (2) in all other cases, after the second anniversary of the date such information was first received by the Agent or any Bank.

Each Bank agrees to promptly provide such information as is reasonably requested by the Borrower in order for the Borrower to monitor (as required by Applicable Law) whether the Bank’s use of Confidential Material complies with this Section 9.09.

SECTION 9.10.     USA Patriot Act.  Each Bank that is subject to the Patriot Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.  L.  107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

SECTION 9.11.     Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Bank holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Bank.

SECTION 9.12.     Survival.  The provisions of Sections 7.05, 9.03 and 9.09 and ARTICLE VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or other termination of the Commitments or the termination of any Loan Document or any provision thereof.

SECTION 9.13.     Miscellaneous.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement and each of the other Loan Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.  The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NEUBERGER BERMAN REAL ESTATE SECURITIES INCOME FUND INC.

By:_________________________________________
Name:
Title:

STATE STREET BANK AND TRUST COMPANY, as a Bank and as the Agent

By:_________________________________________
Name:
Title: